Exhibit 99.1

FOR IMMEDIATE RELEASE

ENERGY TRANSFER PARTNERS AND ENERGY TRANSFER EQUITY

JOINTLY ANNOUNCE RETIREMENT OF RAY DAVIS

Dallas, Texas – June 11, 2007 – Energy Transfer Partners, L.P. (NYSE:ETP) and Energy Transfer Equity, L.P. (NYSE:ETE) announced that Ray C. Davis, Co-Chief Executive Officer and Co-Chairman of Energy Transfer Partners, L.P. (ETP) and Co-Chairman of Energy Transfer Equity, L.P. (ETE), will retire from these positions following a transition period to transfer his duties to other members of the management team. Mr. Davis will continue to serve as a director of ETP and ETE. Kelcy L. Warren, currently the Co-Chief Executive Officer and Co-Chairman of ETP and Co-Chairman of ETE, will become the sole Chief Executive Officer and sole Chairman of ETP and sole Chairman of ETE upon the effective date of Mr. Davis’ retirement.

In making this announcement, Mr. Warren said, “Ray Davis has made an invaluable contribution to the success we have enjoyed, and I personally thank him for his leadership in helping us achieve this success. As co-founders of Energy Transfer, Ray and I have been business partners for many years. I have tremendous respect for him as a friend and business leader and look forward to working with him in our continued relationship as directors.”

Mr. Davis stated, “Although I will continue to be involved as a director of both ETP and ETE, I am retiring from day-to-day management after a 40-year business career. I am pleased to have contributed to the success of Energy Transfer over the years, and I have great confidence that Kelcy Warren and the rest of the management team will continue to provide outstanding leadership in the years to come.”

John W. McReynolds, President of Energy Transfer Equity, stated, “I have known and worked with Ray Davis for many years. He has been and will remain a tremendous asset to the Energy Transfer companies as he continues to be a director of both ETP and ETE.”

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP’s natural gas operations include intrastate natural gas gathering and transportation pipelines, natural gas treating and processing assets located in Texas and Louisiana, and three natural gas storage facilities located in Texas. These assets include approximately 12,200 miles of intrastate pipeline in service, with an additional 400 miles of intrastate pipeline under construction, and 2,400 miles of interstate pipeline. ETP is also one of the three largest retail marketers of propane in the U.S., serving more than one million customers across the country.

Energy Transfer Equity, L.P. (NYSE:ETE) owns the general partner of Energy Transfer Partners and approximately 62.5 million ETP limited partner units. Together ETP and ETE have a combined enterprise value of approximately $20 billion.

The information contained in this press release is available on our website at www.energytransfer.com.

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Contacts:

Investor Relations:

Renee Lorenz

Energy Transfer

214-981-0700 (office)

Media Relations:

Vicki Granado

Gittins & Granado

214.504.2260 (office)

214.498.9272 (cell)

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